Exhibit 99.1
LKQ Corporation Appoints Automotive Industry Leader John Mendel as Chairman of the Board

Guhan Subramanian Retires as Chairman and Intends to Retire from the Board on January 1, 2026

ANTIOCH, Tenn., August 21, 2025 – LKQ Corporation (Nasdaq: LKQ) (“LKQ” or the “Company”) today announced that John Mendel has been elected as Chairman of the Board of Directors (the “Board”), effective immediately. This follows Guhan Subramanian’s decision to step down as Chairman this month and to retire from the Board on January 1, 2026. Mr. Subramanian has agreed to remain on the Board for the duration of the year to support a seamless transition process and other initiatives in progress.

As part of ongoing efforts to enhance its corporate governance practices, LKQ has been actively reviewing its Board composition, policies and procedures with the support of highly qualified outside advisors. This process resulted in Mr. Mendel being identified as the right individual to serve as the Company’s next Chairman. He has been a member of the Board since August 2018. He also brings extensive automotive and wholesale distribution industry experience having served as an executive with American Honda, Ford, Lincoln, Mercury and Mazda America over his more than 45-year career.

Mr. Mendel commented: “I am incredibly excited to become Chairman and to work with the leadership team in new and creative ways to accelerate the execution of LKQ’s strategic priorities. We are going to retain an intense focus on simplifying our business portfolio, further implementing a leaner operating model, investing in organic growth opportunities and maintaining a balanced capital allocation policy. The Board has a robust and proactive working relationship with Justin Jude, who is committed to moving with speed and urgency to capture greater market share and enhance shareholder value. On behalf of everyone at LKQ, I also want to take this opportunity to thank Guhan for his contributions, leadership and vision during his tenure on the Board.”

Mr. Jude offered: “I also want to thank Guhan for his service at LKQ. By bringing in fresh perspectives and diverse expertise, we are positioning our Company for sustained growth and success. The new insights and innovative ideas from the refreshed Board will undoubtedly contribute to our strategic goals and drive greater value for our shareholders.”
Mr. Subramanian commented:
“Serving on the Board of LKQ, as we have built this business over the past decade, has been an honor. I thank the entire executive team and Board for their hard work and dedication.”

About John Mendel

Mr. Mendel was the Executive Vice President, Automotive Division, of American Honda Motor Company from November 2004 until his retirement in April 2017, where he was responsible for Automotive business sales, marketing, product development, public relations, vehicle planning, logistics and distribution.

Prior to Honda, he worked for Ford Motor Company from July 1976 to November 2004, including in a variety of roles related to field operations and commercial marketing across the Ford, Lincoln and Mercury brands, before serving as Chief Operating Officer of Mazda America from 2001 to 2004.

Mr. Mendel received a B.A. in business and economics from Austin College and an M.B.A. from Duke University.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward Looking Statements

Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.

Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include, among others, changes in our cash position or cash requirements for other purposes, fluctuations in the price of our common stock, general market conditions, and stockholder response to the repurchase program; and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

Contacts

For Investors:

Joseph P. Boutross
Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

For Media:

Whit Clay
Partner, Head of New York Office
Longacre Square Partners
(917) 601-6012
wclay@longacresquare.com